Exhibit 99.1

ReposiTrak Reports 16% Increase in Net Income 20% Increase in EPS,

for Fourth Quarter of Fiscal 2026

Full-Year Net Income Up 8%; Full-Year Diluted EPS of $0.39;

Company Returns $5.3 Million of Capital to Shareholders, Ends Year with $27.3 Million in Cash & No Bank Debt

Salt Lake City, UT – September 28, 2026 –ReposiTrak (NYSE: TRAK), an AI-powered, integrated supply chain platform, today announced financial results for the fourth fiscal quarter and full year ended June 30, 2026.

Fiscal Year Financial Highlights (12 months ended June 30, 2026 vs. 12 months ended June 30, 2025):

●	Full fiscal year revenue of $23.3 million, up 3% year-over-year.
●	Operating expense decreased 6% to $15.4 million.
●	Operating income increased 26% to $7.8 million.
●	GAAP net income increased 8% to $7.6 million.
●	Net income to common shareholders was $7.4 million, up 12.0%.
●	EPS of $0.41 per basic and $0.39 per diluted share.
●	The Company finished the period with $27.3 million in cash and no bank debt.
●	The Company generated $8.2 million in cash from operations for fiscal 2026.
●	During the fiscal year, the Company redeemed 175,233 preferred shares for the stated redemption price of $10.70 per share for a total of $1,874,993.
●	During the fiscal year, the Company repurchased and cancelled 143,904 common shares for an average price of $12.50 per share for a total of $1,798,537.

Fourth Fiscal Quarter Financial Highlights (three months ended June 30, 2026 vs. three months ended June 30, 2025):

●	Fourth quarter total revenue of $5.6 million, down 3% year-over-year.
●	Operating expense decreased 11% to $3.7 million.
●	Operating income increased 19% to $1.9 million.
●	GAAP net income increased 16% to $2.1 million.
●	Net income to common shareholders was $2.1 million, up 16%.
●	EPS of $0.11 per basic and diluted share.
●

On June 18, 2026, the Board declared a quarterly dividend of $0.02 per quarter ($0.08 per share annually) to shareholders of record on June 30, 2026. The cash dividends were paid to shareholders of record on or about August 14, 2026. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Randall K. Fields, Chairman and Chief Executive Officer of ReposiTrak, commented: "We continue to make progress across each of our businesses, while also developing and scaling our new offering with the SPAR Group. Touchless Merchandising leverages ReposiTrak’s technology, identifying supply chain and inventory issues in real time, and SPAR’s field organization, which addresses those issues in the store. Together, we believe this creates an innovative and differentiated scan-based trading solution that can deliver meaningful value to both retailers and brands. Customer interest has been strong, and we have already signed initial agreements with suppliers.”

“Simultaneously, we continue to expand our leadership position in traceability,” continued Mr. Fields. “Food safety remains a significant challenge for the industry. So far in 2026, the industry has faced issues related to Cyclospora, Salmonella Javiana, Listeria and E. coli, resulting in well over 100 recalls, hundreds of hospitalizations and multiple deaths. As we move closer to the government’s traceability deadline, we expect these events to further reinforce the need for reliable, end-to-end traceability. ReposiTrak is uniquely positioned as the only provider offering true, touchless traceability from farm to shelf, and we expect demand to accelerate as the deadline approaches.”

“Our fiscal 2026 results demonstrate the operating leverage in our business model,” concluded Mr. Fields. “Revenue increased 3%, while operating expenses declined 6%, driving a 26% increase in operating income. We also generated $8.2 million in cash from operations and ended the year with more than $27 million in cash and no bank debt. At the same time, we continued to invest in our technology and returned $5.3 million of capital to shareholders through dividends, common stock repurchases and preferred share redemptions. We believe our profitability; cash generation and strong balance sheet give us considerable flexibility to invest in growth while continuing to return capital to shareholders.”

Fourth Fiscal Quarter Financial Results (three months ended June 30, 2026, vs. three months ended June 30, 2025):

Revenue was $5.6 million as compared to $5.8 million in the prior-year fourth quarter. Total operating expense was $3.7 million, down 11% compared to $4.2 million last year. SG&A expense was $2.8 million, down 4% from $2.9 million last year. GAAP net income was $2.1 million compared to $1.8 million, an increase of 16%. Net income to common shareholders was $2.1 million, or $0.11 per basic and diluted share, compared to $1.7 million, or $0.09 per basic and diluted share, representing an increase of 19%.

Fiscal Year Financial Results (12 months ended June 30, 2026, vs. 12 months ended June 30, 2025):

Revenue increased 3% to $23.3 million as compared to $22.6 million in the prior-year period. Total operating expense was $15.4 million, down 6% compared to $16.4 million last year. SG&A expense was $11.5 million, up less than 1% from $11.4 million last year. GAAP net income was $7.6 million compared to $7.0 million, an increase of 8%. Net income to common shareholders was $7.4 million, or $0.41 per basic and $0.39 per diluted share, compared to $6.6 million, or $0.36 per basic and $0.35 per diluted share, representing an increase of 12%.

Return of Capital:

During the fiscal year, the Company redeemed 175,233 preferred shares at the stated redemption price of $10.70 per share for a total of approximately $1.9 million. As of June 30, 2026, a total of 160,865 shares of Series B preferred remained issued and outstanding. Since inception, a total of 676,912 preferred shares, including Series B and Series B-1 preferred, at the redemption price of $10.70 per share have been redeemed for a total of approximately $7.2 million. All Series B-1 preferred shares have been redeemed. The remaining amount available for future preferred redemptions is $1.72 million.

During the fiscal year, the Company repurchased 143,904 common shares for a total of $1.8 million at an average of $12.50 per share. The Company has approximately $6.0 million remaining on the $21.0 million total common share buyback authorization.

On June 18, 2026, the Board declared a quarterly dividend of $0.02 per quarter ($0.08 per share annually) to shareholders of record on June 30, 2026. The cash dividends have been paid to shareholders of record on or about August 14, 2026. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

Balance Sheet:

The Company had $27.3 million in cash and cash equivalents at June 30, 2026, compared to $28.6 million at June 30, 2025. As part of a go-to-market collaboration with SPAR Group, ReposiTrak entered into an agreement to provide SPAR with a $4.0 million credit facility and separately acquired approximately $2.4 million of SPAR Group common stock.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.repositrak.com.

Participant Dial-In Numbers:
Date: Monday, September 28, 2026

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13762421

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Conference ID: 13760307

Replay Start: Monday, September 28, 2026, 7:15 p.m. ET

Replay Expiry: Wednesday, October 28, 2026 at 11:59 p.m. ET

About ReposiTrak

ReposiTrak, Inc. (NYSE: TRAK) is an AI-powered, integrated platform that connects retailers, wholesalers, suppliers, and food manufacturers through a suite of applications designed to reduce risk, support regulatory compliance, strengthen operational controls, and protect brand integrity. The ReposiTrak platform serves as a shared system of record across its solution areas, maintaining and synchronizing complex supplier and customer data to enable secure, accurate, and scalable information exchange.

ReposiTrak’s solutions are organized into three core product families: traceability, compliance and risk management, and supply chain solutions. Through its scalable, cloud-based platform and U.S.-based team of experts, the Company helps organizations streamline operations, improve data transparency, and meet evolving regulatory requirements across the food supply chain. For more information, visit www.repositrak.com.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to ReposiTrak Inc., (“ReposiTrak”) are intended to identify such forward-looking statements. ReposiTrak may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in ReposiTrak annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

Investor-relations@repositrak.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

REPOSITRAK, INC.

Consolidated Balance Sheets

	June 30,	June 30,
	2026	2025
Assets
Current Assets
Cash	$27,256,008	$28,568,805
Receivables, net of allowance for doubtful accounts of $249,818 and $242,437 at June 30, 2026 and 2025, respectively	4,613,739	4,133,026
Contract asset – unbilled current portion	433,783	428,585
Prepaid expense and other current assets	449,298	555,384
Total Current Assets	32,752,828	33,685,800

Property and equipment, net	303,896	602,172

Other Assets:
Note receivable, net	2,277,778	-
Investment in equity securities, at fair value	3,462,700	-
Deposits and other assets	122,414	22,414
Prepaid expense – less current portion	2,762	6,568
Goodwill	20,883,886	20,883,886
Deferred income taxes	51,035	-
Capitalized software costs, net	-	128,207
Capitalized software development in progress	1,000,412	-
Total Other Assets	27,800,987	21,041,075

Total Assets	$60,857,711	$55,329,047

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$522,404	$282,146
Accrued liabilities	3,240,318	1,841,839
Contract liability – deferred revenue	4,509,815	3,175,908
Notes payable and financing leases – current	232,842	231,225
Total current liabilities	8,505,379	5,531,118

Long-term liabilities
Notes payable and financing leases – less current portion	61,498	278,748
Total liabilities	8,566,877	5,809,866

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 160,865 and 336,098 shares issued and outstanding at June 30, 2026 and 2025 respectively	1,609	3,361
Common Stock, $0.01 par value, 50,000,000 shares authorized; 18,189,408 and 18,282,805 issued and outstanding at June 30, 2026 and 2025, respectively	181,896	182,830
Additional paid-in capital	59,159,098	62,181,156
Accumulated other comprehensive loss	(36,708)	(11,256)
Accumulated deficit	(7,015,061)	(12,836,910)
Total stockholders’ equity	52,290,834	49,519,181
Total liabilities and stockholders’ equity	$60,857,711	$55,329,047

REPOSITRAK, INC.

Consolidated Statements of Operations

	For the Years Ended
	June 30,
	2026	2025

Revenue	$23,287,319	$22,606,066

Operating expense:
Cost of revenue and product support	3,306,855	3,681,330
Sales and marketing	5,751,151	5,843,272
General and administrative	5,738,314	5,602,807
Depreciation and amortization	647,637	1,251,514
Total operating expense	15,443,957	16,378,923

Income from operations	7,843,362	6,227,143

Other income (expense):
Interest income	1,541,459	1,383,535
Interest expense	(38,483)	(48,671)
Gain on lease termination	-	12,262
Realized gain (loss) on short term investments	(19,052)	97,384
Unrealized gain (loss) on short term investments	192,200	(17,676)
Income before income taxes	9,519,486	7,653,977

(Provision) for income taxes	(1,949,999)	(675,850)
Net income	7,569,487	6,978,127

Dividends on Preferred Stock	(167,804)	(360,306)

Net income applicable to common shareholders	$7,401,683	$6,617,821

Weighted average shares, basic	18,236,000	18,262,000
Weighted average shares, diluted	18,981,000	19,141,000
Basic earnings per share	$0.41	$0.36
Diluted earnings per share	$0.39	$0.35

Comprehensive income:
Net income	$7,569,487	$6,978,127
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities	(25,452)	16,134
Total comprehensive income	$7,544,035	$6,994,261

REPOSITRAK, INC.

Consolidated Statements of Cash Flows

	For the Years Ended
	June 30,
	2026	2025
Cash flows from operating activities:
Net income	$7,569,487	$6,978,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	647,637	1,251,514
Amortization of operating right of use asset	-	63,597
Amortization of loan discount	(77,778)	-
Stock compensation expense	444,510	403,783
Gain on termination of operating lease	-	(12,262)
Unrealized gain (loss) on investments	(192,200)	17,676
Net amortization/accretion	(81,235)	-
Realized loss on investments	19,052	(97,384)
Common stock received in settlement of accounts receivable	(2,325,000)	-
Deferred income tax benefit	(51,035)	-
Bad debt expense	950,000	600,000
(Increase) decrease in:
Accounts receivables	(1,744,042)	(1,221,596)
Operating right of use asset	-	186,709
Contract assets and unbilled receivables	(5,197)	-
Long-term receivables, prepaids and other assets	109,892	(447,479)
Increase (decrease) in:
Accounts payable	240,258	17,060
Operating lease liability	-	(250,786)
Accrued liabilities	1,386,550	196,499
Deferred revenue	1,333,907	734,674
Net cash provided by operating activities	8,224,806	8,420,132

Cash flows from investing activities:
Issuance of note receivable	(3,000,000)	-
Purchase of property and equipment	(16,594)	(15,965)
Investment deposit	(100,000)	-
Capitalization of software development costs in progress	(1,000,412)	-
Sale (purchase) of marketable securities	-	16,134
Net cash (used in) provided by investing activities	(4,117,006)	169

Cash flows from financing activities:
Common stock buyback/retirement	(1,798,537)	(200,035)
Redemption of Series B Preferred	(1,874,993)	(2,999,970)
Proceeds from exercise of warrants	-	79,120
Proceeds from employee stock plan	104,519	134,346
Dividends paid	(1,635,953)	(1,656,377)
Payments on notes payable and capital leases	(215,633)	(362,442)
Net cash used in financing activities	(5,420,597)	(5,005,358)

Net (decrease) increase in cash and cash equivalents	(1,312,797)	3,414,943

Cash and cash equivalents at beginning of period	28,568,805	25,153,862
Cash and cash equivalents at end of period	$27,256,008	$28,568,805

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$734,928	$435,059
Cash paid for interest	$15,411	$21,023
Cash paid for operating leases	$-	$56,244

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Common Stock to pay accrued liabilities	$421,604	$313,218
Dividends accrued on Preferred Stock	$167,804	$360,306
Right of use asset	$-	$654,444